EXHIBIT 21


                         ASA INTERNATIONAL LTD.
                     SUBSIDIARIES OF THE REGISTRANT



            ASA Properties, Inc. a Massachusetts Corporation
        ASA International Ventures, Inc., a Delaware Corporation
            Cedes Associates, S.r.l., an Italian Corporation